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                                                                EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
First  Consulting Group, Inc.

We consent to the use of our report dated January 23, 1998, except as to note 14, which is as of February 27, 1998, with respect to the consolidated balance sheets of Integrated Systems Consulting Group, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and related schedule (not separately presented herein), which report appears in the annual report on Form 10-K of First Consulting Group, Inc. for the year ended December 31, 1998. We also consent to incorporation by reference of such report in the registration statement (No. 333-41121) on Form S-8 of First Consulting Group, Inc.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 29, 1999